Exhibit 99.1

Contact: Kenneth P. Cherven

President/CEO

(727) 520-0987

FOR IMMEDIATE RELEASE

NEWS RELEASE

FIRST COMMUNITY BANK CORPORATION OF AMERICA ANNOUNCES

FOURTH QUARTER RESULTS

Pinellas Park, Florida (January 24, 2008) – Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, reported after-tax income for the fourth quarter ended December 31, 2007 of $521,000 or $0.13 basic per share, compared to $821,000 or $0.20 basic per share for the same period in 2006. All per share information for 2006 has been adjusted to reflect the 5% stock dividend approved in January 2007.

Net Income, after-tax, for the year 2007 was $2,865,000 or $0.70 basic per share, compared to $3,652,000 or $0.91 basic per share for the year 2006.

The Bank’s total deposits increased by $35 million from December 31, 2006, representing a 12% increase. Total loans increased by $36 million over the end of the prior year, a 10% increase.

First Community reported full year Return on Average Assets of .69%, Return on Average Equity of 8.05% and a Net Interest Margin of 3.87%. Nonperforming assets as a percentage of total assets at the end of the period was .67%.

First Community currently operates 9 offices along the west coast of Florida with $436 million in assets, an increase of $45 million from December 31, 2006, a 12% increase. First Community Bank Corporation of America is traded on the NASDAQ Capital Markets under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.